Exhibit 99.1

CHICAGO BRIDGE & IRON COMPANY N.V.

Q3 2014 CHICAGO BRIDGE & IRON EARNINGS CONFERENCE CALL

Speakers:

PHILIP K. ASHERMAN, President and Chief Executive Officer, CB&I
RONALD A. BALLSCHMIEDE, Executive Vice President and Chief Financial Officer, CB&I
5 p.m., Eastern Daylight Time
Thursday, October 23, 2014

Transcript Prepared Exclusively for CB&I by

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P R O C E E D I N G S
TELECONFERENCE OPERATOR: Good afternoon. My name is Holly, and I will be your conference operator today. At this time, I would like to welcome everyone to the CB&I third quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session. If you would like to ask a question during that time, simply press Star, then 1 on your telephone keypad. To withdraw your question, press the pound key.
Before beginning today's call, the company would like to caution you regarding forward-looking statements. Any statements made or discussed today that do not constitute or are not historical facts, particularly comments regarding the company's future plans and expected performance, are forward-looking statements that are based on assumptions the company believes are reasonable but are subject to a range of uncertainties and risks that are summarized in the company's press release and SEC filing. While forward-looking statements represent management's best current judgment as to what may occur in the future, the actual outcome or results may differ materially from what is expressed or implied in any such statement.
Now I would like to turn the call over to Mr. Philip Asherman, President and CEO of CB&I.
MR. ASHERMAN: Good afternoon, and thank you for joining us as we report Chicago Bridge & Iron's results for the third quarter of 2014. With me today is our healthy Chief Financial Officer, Ron Ballschmiede. I'll provide a brief summary of the overall performance of the company, followed by Ron, who will discuss our financial results for the quarter.
But this is a great day. I just returned this afternoon from the Cameron LNG groundbreaking ceremony in Hackberry, Louisiana. The ceremony was the official kickoff for construction of the initial three liquefaction trains with a nameplate capacity of approximately 13.5 million tons per annum of LNG. I also plan to attend the groundbreaking for Freeport LNG in early November to start the construction of the initial two trains. So I'm happy to report to you we're off and running on these major projects.
Now, before I get into the quarter, I also want to update you on our outstanding safety performance for year-to-date. We've worked over 120 million hours around the world and have a lost-time incident rate of only .03, which means that on literally hundreds of our sites, shops, labs and offices, employing over 50,000 people, we reported 13 cases where our employees or our subcontractors missed work due to an unsafe incident.
I am also very proud that because of CB&I's sustained safety performance, I was recently elected to the Board of Directors of the National Safety Council which, as you probably know, addresses a broad range of safety issues that affect our everyday lives.
Now let's turn to the quarter. New awards totaled $3 billion in the quarter and $13 billion year-to-date, representing our highest level of new awards in a single year and with expectations that we can continue that run rate through the next quarter and begin 2015 with a strong backlog of work from all of our operating groups.
The mix of new work was predominately in the U.S., which now represents over 75 percent of our backlog compared with 50 percent last year and less than 20 percent only 3 years ago. More specifically, significant awards during the quarter included front-end engineering and design for an LNG export terminal in North America, additional defined scope work for our LNG export terminals on the Gulf Coast, technology and engineering awards for polypropylene, gasification units, and on-purpose polypropylene in a variety of locations, storage awards in the Middle East and Asia, decommissioning and demolition work in North America and a variety of pipe fabrication contracts throughout the globe.
Now, during the quarter, we generated $3.4 billion in revenue, up 13 percent year-over-year, and earnings of $1.51 per diluted share, up 35 percent from the third quarter 2013. During the quarter, net cash provided from operating activities was $25 million, and our liquidity and access to financing are solid.
We entered the fourth quarter forecasted to achieve revenue and EPS consistent with market expectations for the year as well as significant improvements in operating cash, and we look forward to a strong start to 2015.
Margins on operating income were up for the quarter with the three groups reporting well within our range of expectations for their respective businesses. We did see some pressure on Fabrication Services business for the quarter due to an underperforming contract and some residual underutilization we have been experiencing this year. But the unit still reported over 9 percent of operating margin, and our expectation going forward is that this business is well positioned to produce operating margins in excess of 11 to 12 percent on future revenues.
Now, on the other end of the scale, Technology produced operating margins of nearly 34 percent and is on track to have another record year, and given the volume of projects in our EPC&M group, we are very pleased with the nearly 7 percent of operating margin on our mix of power, oil and gas, and plant services projects are producing.
Environmental Solutions reported nearly 8.5 percent, up from 4.9 percent last quarter, a very good result in a very challenging market.

The results of the quarter and year-to-date point to the benefits of the scale and diversity we have in our business model and relative predictability of our earnings, given the inherent risks of our industry. Also, our direct access to labor and ability to closely control the execution of large projects via self-performed or key project activities continue to be determinant factors in our overall competitiveness.
We've also been able to generate additional operating leverage of internal resources, resulting in higher efficiencies, productivities, and an overall lower cost structure, as evidenced by the 2.7 percent SG&A reported in the quarter. We expect to remain the S&A in the low to mid 3 percent with our current structure, but this quarter is a reflection of the recent consolidation of our overhead groups in the Woodlands in addition to the realization of over $100 million of cost reduction in our operations over the past 18 months since the acquisition, which is over and above the $30 million of immediate cost synergies we reported on day one of the deal.
We're also currently progressing on a number of initiatives to continue leveraging the benefits of scale through our supply chain management optimization, which focuses on realization of savings through focused management of the over $4 billion of spend on major capital projects and improved leverage on materials for our fabrication plants.
Now, while we are always working the fundamentals, we are certainly tuned in to the macro impacts to our business, particularly the geopolitical implications of various trouble spots around the world and of course the volatility of oil prices, which may affect capital spending.
The Russian sanctions, for example, may affect our potential technology sales by under $10 million in licensing, and as to the potential impact on our business from the volatility in oil prices, we haven't had any cancellations of offshore projects or refinery upgrades. And given our concentration on natural gas and petrochemical opportunities, we believe that it is unlikely that oil prices will drop to levels that would affect shale base in production. So we see that the near-term effects are negligible, nor do we anticipate material impact in our current outlook for 2015.
Now let me briefly cover our operating groups. Our Engineering, Construction, and Maintenance Group continues to perform exceptionally well with new awards, revenues, and earnings. For the quarter, EC&M new awards included additional work related to our large LNG export projects in the United States, scope increases from current projects, a number of FEED and pre-FEED awards, and about $500 million of what we consider underpinning work.
The oil and gas end markets we serve are extremely active. In LNG, we continue strong activity for additional export terminals in North America, where the abundance and low cost of natural gas continues to accentuate geographic price differentials and incentivize the export of LNG and natural gas liquids. East Africa also continues to explore major developments relating to LNG exports with, as most of you know, Mozambique probably the most advanced in terms of project development and where we believe we have strong competitive positioning.
When it comes to petrochemicals, ethane crackers are moving ahead in North America. In Europe, manufacturers, in anticipation of new ethane capacity entering production in the U.S., are looking to convert from naphtha-based FEED to ethane FEEDs in order to remain competitive, generating potential for new investments in these developments.
In the Caspian region, we are currently tracking prospects in propane dehydrogenation units, polypropylene, and ethane crackers.
In the Middle East, major investments are being evaluated by governments for further economic development and job creation for large refineries, petrochemical projects, and gas processing facilities in the horizon. The competition for work there has been normalized in this market, but thanks to the return of bidding discipline from Korean contractors, but normal is still highly competitive, and contractual risk reduces our appetite for much of the work in that region beyond technology sales, pipe fabrication contracts, and storage facilities.
During the quarter, we continued to make progress on our major projects. As I mentioned, we will begin steady construction activities on Cameron in this quarter and also anticipate the full notice to proceed on Freeport in the coming weeks. At Gorgon MEI, our large mechanical erection and instrumentation LNG projects in Australia, progress towards peak activity remains steady. Our large refinery expansion project in Colombia continues to advance, and we anticipate achieving mechanical completion on the project early next year. And Ingleside ethylene cracker, a project that has incorporated scope from each of our four operating groups, is off to a great start.
Turning to Power, markets in the United States continue to show acceleration in the pace of gas-fired projects to replace coal plant retirements, renewed interest in nuclear generation as well as nuclear decommissioning work. Outside the United States, we continue to see opportunities in new nuclear build-outs in a range of geographies but little near-term activity.
Last up, we recently announced a significant strategic agreement for NET Power, our collaboration with Exelon, Toshiba, and 8 Rivers Capital. As part of this agreement, CB&I will be a one-third partner and contribute the expertise to engineer, procure, construct and commission and test a 50-megawatt, natural gas-fired, electrical-generating demonstration plant. Now, this will be a first-of-a-kind demonstration plant to validate a new natural gas power system that produces zero atmospheric emissions. It represents a potential game-changing opportunity to comply with clean energy regulations.
Our nuclear projects continue to progress through the first units, with current emphasis on concrete placements in anticipation of key module sets for the end of the year and the beginning of next year.
Earlier this week, the CA05 module was safely placed inside the Vogtle Unit 3 containment vessel. Now, the CA05 module is a structural composite wall module inside a containment building that makes up walls that separate rooms in containment. The installation of CA05 is a critical path activity and is one of the stepping stones to setting the CA01 module early next year.
As the two licensees have publicly stated, our respective teams are working to update cost projections and re-baseline schedule milestones to reflect the additional scope resulting from regulatory changes in the design. We all continue to focus on nuclear safety and technical reliability as the absolute number-one priority in everything we do.
In our fossil power projects, during the quarter, we started engineering and procurement activities in IPL's Eagle Valley combined-cycle turbine plant and successfully completed first fire on our 9-mile, gas-fired plant.
Now, last on EC&M, our plant services business continues to perform well, with attractive opportunities tied to international expansions across end markets, post-Fukushima nuclear modification, and decommissioning work for nuclear retirements.
In Environmental Solutions, this operating group had a very positive quarter across the board, with strong new bookings, revenue, and earnings. The operating group continues to generate cost savings from reorganization initiatives and integration of efficiency efforts that are resulting in improved competitiveness and financial performance.
Targeted business development efforts are currently capitalizing on opportunities for services and products related to shale energy capital projects, environmental remediation associated with plant closures and asset retirements, upgrades and expansions of aging infrastructure, climate change infrastructure needs, as well as energy efficiency services.
Now, turning to Fabrication Services, the group was awarded numerous fabrication and storage contracts, primarily in the U.S. and Middle East. During the quarter, we successfully produced the first priority spools manufactured in the Middle East to support the first modular erection of our gas processing project in Australia. This milestone underscores the benefits of extending the reach of our piping business outside of North America. We continue to invest in equipment improvements to our facilities to generate additional productivity gains and keep utilization high.
We also continue to adapt our products to supply areas of high growth with our cold and induction bending capabilities. The efficiencies generated through pipe bending translate into savings in cutting, fitting, welding, and inspection, which provides tangible operational benefits for our projects and our clients.
In Steel Plate Structures, we are seeing a good mix of higher margin, low temperature, and atmospheric storage opportunities in a range of markets and geographies, including the Middle East, North America, and Asia Pacific. We continue to experience high levels of proposal activity related to the export of natural gas liquids in the United States, LNG storage, and refining in the Middle East.
During the quarter, our Technology group achieved record quarterly bookings of $387 million, and we are optimistic that the group is poised to reach the milestone of $1 billion in new awards for the year, excluding the growth generated by our equity venture with Chevron Lummus Global.
Worth noting is during the quarter, we were awarded a number of heaters associated with previously awarded ethylene licenses, which is typical of the 1- to 2-year lag between license and equipment award.
The opportunities for Technology remain strong. The industrial transformation tied to shale development in the United States is creating new areas of opportunities from clients of upstream seeking to monetize advantaged feedstock. Refiners are seeking reconfigurations. Gas processors are evaluating capacity growth and the steady rise of on-purpose technologies, the drive to export NGLs and olefins derivatives, and the shifting focus into higher octane fuels in transportation.
International opportunities for Technology remains strong, with the Middle East increasing demand to refine heavier feedstock and increased focus on diversifying their product base and the desire to incentivize their economies.
In China, we see incentives for our technology investments tied to domestic demand, new capacity additions to substitute imports, refining opportunities, and increased interest in coal to chemicals technology.
Now I will turn the call over to Ron to report the financial details of our third quarter. Ron?

MR. BALLSCHMIEDE: Thanks, Phil, and good afternoon, everyone. I am very happy to be here.
Let me take you through our strong financial performance for the quarter. In order to focus on the ongoing company's operating performance during the quarter, I will discuss our results, excluding the integration-related costs, as set forth in more detail in the earnings release.
Revenues for the third quarter was 3.4 billion, an increase of 389 million or 13 percent over the third quarter of 2013. The increase for the quarter was primarily due to net increases of our large cost reimbursable projects in the Asia Pacific region and Colombia and progress on our large nuclear projects, all of which are within our Engineering, Construction, and Maintenance Operating Group, or EC&M. We remain confident that we will achieve our previously announced full-year revenue guidance of 12.6- to $13.2 billion.
Our gross profit for the quarter totaled $393 million versus $317 million in the comparable 2013 quarter, and our gross margin improved to 11.6 percent from 10.6 percent for the respective periods. These increases were primarily attributable to the impact of our higher revenue volume, higher margin backlog, integration savings, and improved operating leverage. I will come back and discuss changes in our revenue and operating income by operating group in a moment.
Selling and administrative expenses decreased to $92.6 million from $93.7 million in the third quarter of 2013. The decrease was primarily due to integration savings and lower stock-based compensation cost in the quarter compared—partially offset by inflationary increases around the globe. Our S&A expense was 2.7 percent of revenue, down 40 basis points from 3.1 percent in the third quarter of 2013.
Integration-related costs were $4.6 million or 3 cents per share for the third quarter of 2014 and were primarily related to facility consolidations, personnel relocations, and system integration costs. Third quarter adjusted income from operations was $291 million or 8.6 percent of revenue compared to $207 million or 6.9 percent of revenue in the third quarter of 2013.
Our third quarter and year-to-date adjusted income tax rate was approximately 31.3 percent and 30.7 percent, respectively. We expect our full-year adjusted tax rate to be consistent with our 2014 interim period rates.
The summation of all that resulted in the third quarter adjusted net income of 165 million or adjusted diluted earnings per share of $1.51. The inclusion of integration-related costs results in the third quarter GAAP earnings of $1.48 per diluted share, reflecting a 3 percent share impact. Adjusted EBITDA totaled $336 million or 9.9 percent of revenue compared to $259 million or 8.7 percent of revenue in the comparable 2013 period.
Now let me take you through the operating group's third quarter results. Each of our group's third quarter 2014 results were consistent with or exceeded our expected annual range of operating results, which we have previously discussed. Phil spoke to our new awards and prospect activities, so I will provide some overall comments.
Our new awards for the third quarter totaled $3 billion compared to $2.5 billion for the comparable 2013, and as Phil mentioned, new awards totaled $13 billion for the first three quarters of 2014, representing a book-to-burn ratio of 135 percent. Significant new awards in the third quarter included approximately $900 million of work scope, which we will perform on our two U.S. LNG export facility projects, which we are executing through our proportionately consolidated joint ventures and growth on our large projects of approximately $610 million.
The balance of new awards reflects important underpinning work, which is spread nicely between our operating groups and project types around the world. Our September 30th, 2014, backlog totaled $30.7 billion, up from $24.5 billion at September 30th, 2013.
EC&M's third quarter revenue totaled $2.4 billion, an increase of $463 million or 24 percent over the third quarter of 2013. Our 2014 results primarily benefited from net increased revenue from our large cost reimbursable projects and our U.S. nuclear projects. EC&M's third quarter revenue from its two U.S. nuclear projects totaled $485 million.
As Phil discussed earlier, the recent extensions of schedule on our nuclear projects has resulted in an increase in total estimated cost. CB&I recorded additional change order claims in the third quarter totaling $200 million related to the cost impact for the South Carolina nuclear project. We believe the remaining cost impacts resulting from the U.S. nuclear project extension of schedules are recoverable under our contractual arrangements. These developments did not have a significant impact on our third quarter results.
Income from operations totaled $164 million or 6.9 percent of revenue in the third quarter of 2014 compared to $86 million or 4.5 percent in 2013. Our third quarter 2014 results benefited from higher revenue volume, a shift to higher margin work and mix of our large cost reimbursable projects and higher margin in our remaining backlog. Also benefiting the quarter were integration, savings, and leverage from our operating costs.

Fabrication Services reported third quarter 2014 revenue of $631 million, a decrease of $76 million from 2013. The decrease in the quarter was primarily due to lower storage tank work in the Asia Pacific regions, specifically the LNG tanks, completing some of the LNG tanks in and around Australia.
Operating income totaled $58 million or 9.1 percent of revenue compared to $72 million or 10.2 percent of revenue in 2013. Our third quarter results were primarily impacted by a lower revenue volume and cost increases of $12 million on a pipe fabrication project. This pipe project was very unusual in that it was booked as a new award back in 2010 and was on hold by the customer until 2014.
Technology had a strong quarter, reporting revenue of $145 million compared to $156 million in the third quarter of '13, and third quarter operating earnings totaled $49 million, benefited from a higher margin mix of licensing, engineered products, and catalyst activities.
Finally, Environmental Solutions reported revenue of $234 million, an increase of $13 million over the third quarter of 2013. Income from operations from the third quarter of 2014 was $20 million or 8.4 percent of revenues compared to $4 million in the corresponding quarter of 2013. The improvement in both absolute dollars and operating margin reflects cost reduction initiatives implemented over the past year, a higher margin mix of work, and favorable adjustments on projects completed during the quarter. Environmental Solutions results continue to be impacted by the ongoing uncertainty with respect to the U.S. Federal Government funding and prioritization.
Now a few comments on our balance sheet and cash flow. Our balance sheet and liquidity remain strong. At the end of September 2014, our total shareholder value was $2.9 billion, and our cash balance was $271 million. Further, our total debt declined by $43 million during the quarter.
We continue to enjoy significant support from our credit markets with $2.7 billion of credit availability to support new awards, growth, and strategic opportunities. During the quarter, we invested $21 million in capital expenditures, serviced $43 million of debt principal, and paid $11 million of common stock dividends. We also generated $25 million of operating cash flow, which was a net result of cash flow from earnings, primarily offset by changes in our contract capital. Contract capital reflects the combined balances of our receivables, inventory, contracts in progress, and accounts payable. At September 30, 2014, our contract capital stood at a negative $491 million compared to a negative $811 million at June 30, 2014, a change of $320 million in the quarter. This change during the third quarter was primarily related to our U.S. nuclear projects, which experienced a decline of $334 million, excluding the non-cash margin, fair value liability. This decrease reflects the net utilization of the advanced billing position on these projects.
Importantly, our third quarter cash flow from operating activities, excluding the U.S. nuclear projects, totaled in excess of $300 million in the third quarter, representing a solid cash flow quarter for the remainder of the business. We expect this positive cash flow trend to continue in the fourth quarter and expect the cash flow usage from our U.S. nuclear projects to be significantly improved in the fourth quarter. Accordingly, we expect our cash flows from operating activities to be in excess of our earnings in the fourth quarter of 2014.
With that, I will turn it back to Phil.
MR. ASHERMAN: Thank you, Ron.
Let's open the call to your questions.
TELECONFERENCE OPERATOR: And as a reminder, if you would like to ask a question, please press Star/1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster.
And our first question will come from Michael Dudas with Sterne Agee.
MR. ASHERMAN: Good afternoon, Mike.
MR. DUDAS (Sterne Agee): Good evening, everybody. Good to hear from you, Ron.
MR. BALLSCHMIEDE: Good to be here. Thirty-two in a row, and I broke my streak, so I apologize for that, but I'm looking forward to starting over again.
MR. DUDAS (Sterne Agee): That's right. You got to start from somewhere.
First question is I think relative to your government business and the fabrication side. Looking out maybe fourth quarter in 2014, should we see a better volume and revenue improvement in the pipe and fab side? And on the government work, it seems like Chip has done a really good job on the cost side. How sustainable, ex some of the closeout earnings you've booked in the quarter, is that as we start to look out to 2015 around kind of the operating income margin side on the government?

MR. ASHERMAN: I think we have a positive outlook for the government side. We shouldn't see any retreat from current levels, so I think that run rate should continue into the fourth quarter. We don't see anything that would tell us otherwise.
Fabrication continues to improve. Like I said, we are very optimistic by those margins to continue. Probably by first quarter of 2015, we expect those to be up significantly. But the workload is increasing steadily. The international work is producing some very good results, and we expect that business to continue to grow accordingly. So we're very optimistic with what we see going into the next year.
MR. DUDAS (Sterne Agee): Then my follow-up is, Ron, I assume you will be going over this in November in New York, but as you look and indicated on the cash flows in the fourth quarter and the operating cash flow, significant income, given the bookings you foresee and the capital usage, can those trends translate into some positive cash flow over net income as we move into 2015?
MR. BALLSCHMIEDE: Yes. Certainly, I want to mention that the 300 million-plus generated by the base business did not include any significant down payment, so it's the good old way, to earn it the hard way. But importantly, we still have—are expecting a very significant cash flow in the fourth quarter.
We will talk about 2015 in a couple of weeks at the Investor Day, but we would expect the cash flows required by the nuclear things to flatten out a little bit and continue to have strong cash flows for the balance of the business.
MR. ASHERMAN: Mike, if I could add, let's put a little color around that. There's a lot of focus obviously on the nuclear jobs, but keep in mind, up until this quarter, it was probably less than 10 percent of our revenue coming from EPC, and as a percentage of the total, that will probably be where it will be. So the news in that is improving cash flows, significant improvement in cash flows from the rest of our operations.
Now, we had—during the course of the year, we've had some major contracts that are completing, and with that, we have been able to satisfy some of the account receivables that we needed to collect on those and overall on the renewed rigor on our receivables around the world, and we've got some pretty good volumes going out there with some of the large jobs. So some of that was receivables, some of that was cleaning up some of our outstanding charges on some major jobs, and then the improvements will be what we see going into next year with down payments and continuing the rigor on cash management.
MR. DUDAS (Sterne Agee): I look forward to seeing you next month, guys. Thank you.
MR. ASHERMAN: Thank you.
TELECONFERENCE OPERATOR: And the next question will come from the line of Rob Norfleet with Alembic Global Advisors.
MR. NORFLEET (Alembic Global Advisors): Good evening, gentlemen.
MR. ASHERMAN: Good evening, Rob.
MR. NORFLEET (Alembic Global Advisors): A quick question.  Ron, you had mentioned, obviously, the improvements that we're seeing in terms of why margins appear better in EC&M, 6.9 percent this quarter. Can you discuss were there any positive changes in estimated project margins during the quarter like we saw in Q2 that positively impacted margins?
MR. BALLSCHMIEDE: No, they pretty much netted out. That's the goal every quarter, and it did certainly in the third quarter.
What we're seeing is, as we start finishing some of these, those large reimbursable work that were taken back in 2009 or so and of course with lower risk of lower returns—so we're starting to see the replacement of those lower margin—that lower margin backlog with some of the higher margin, both cost reimbursable work that we're doing, and some of this lump-sum activity in the United States. So I would expect to be able to sustain, be in the upper end of the range that we talked about, and I would have the same comments across the board. Each of the operating groups should be in the upper end of the range we've historically talked about on kind of a normal run rate annual basis.
MR. NORFLEET (Alembic Global Advisors): Okay, perfect. And I know you went through a lot of numbers earlier on contract capital, but at the end of this quarter, what was the fair value liability adjustment for the nuclear contracts?
MR. BALLSCHMIEDE: Well, let me provide you with some year-to-date numbers for each of our non-cash income and non-cash expense relating to the acquisition, because there's—although we spend a lot of time with our stakeholders talking about that, let me just run through that.
The only significant non-cash purchase accounting income relates to the contract margin fair value, which for the year—for the 9 months totaled $95 million pre-tax, about $35 million in the third quarter. But, importantly, moving to non-cash charges that came out of the purchase accounting and the Shaw acquisition, purchase accounting-related intangible amortization and property step-up totaled approximately $43 million. Our Shaw-related stock-based compensation was approximately $9 million. And lastly and very important, while we provide Shaw-related book tax expense in our reported results, the Shaw-related acquired income tax attributes result in GAAP tax expense in excess of cash taxes of approximately $50 million. That's just the Shaw impact. We have similar characteristics from the other parts of our tax around the world.
So, in summary, our quarter and year-to-date acquisition-related non-cash expenses exceed our related non-cash income after you adjusted for this income tax impact.
MR. NORFLEET (Alembic Global Advisors): Perfect. That was very helpful.
And just a last question. Phil, can you just give us a little bit of an update on—obviously, you talked a little bit about the cost overruns on the nuclear contracts in Q3, what we heard for that, but obviously, we continue to hear some issues coming out of Lake Charles. I mean, are we still on schedule in terms of delivering modules, and are they still utilizing that facility? Can you just give us any commentary around—
MR. ASHERMAN: Sure.
MR. NORFLEET (Alembic Global Advisors): —the dialogue that you're having with trying to basically get some resolution to these cost overruns and who's going to bear the brunt of that?
MR. ASHERMAN: Yeah. Let's address the terminology first. There is additional cost that will be on that project. Now, that cost relates to the additional design and scope changes on the project, the new design for the shield build in front of us, and the extension of schedule as a result of those design changes. So that is cost of the work.
So the contractual arrangement there, it has to be demonstrated, obviously—and we're going through that process now—of why the projects will have additional cost. So it's cost of the work that's been designed. In my mind, that's a little bit different from cost overruns.
So we've maintained that our contractual position is very strong. Remember that the guarantor of this project is the technology provider, Toshiba, who has the delivery arm through Westinghouse. We are the fabricator and constructor, and when we get a change in design, we are entitled to recovery under the contract, right? But we'll go through that. The important thing is that we're working very diligently with both owners to re-baseline the schedule, and we're working hard on that. And, of course, that will require additional cost.
So, when we look out in the future, we're looking at probably from the last baseline schedule, which was back in 2012. Our date that we're focusing on is, obviously, the COD substantial completion date for the owner, but, in essence, our work is pretty much wrapped up when you get the fuel load, and the fuel load from the original schedule, at least the schedule back in 2012, there's probably a good 12 months of additional time from the schedule.
Now, as far as Lake Charles, there's been a lot of discussion around that. Keep in mind that all the modules are pretty much on track. We will be basically done in Lake Charles, as far as the module production, early in the year, probably by April time frame. There is some large modules that are being produced by Toshiba for the second installation, which are certainly on schedule, but except for some shield wall fabrication for the project, Lake Charles will essentially be out of the picture by early of next year.
So all those things are progressing well. We've hit some great milestones. We expect, certainly, our cash position to continue to improve through renegotiation of past change orders as well as resetting the milestones going forward and getting down to [?].
So we're very positive about it, and I think, again, I'll get back to what I always say about these things. They're going to be safe, and they're going to be reliable, and I think that's what everybody wants.
MR. NORFLEET (Alembic Global Advisors): Great. Hey, thanks for your time, congratulations on a good quarter.
MR. ASHERMAN: Sure. Thank you, Rob.
TELECONFERENCE OPERATOR: Your next question will come from the line of Martin Malloy with Johnson Rice.
MR. MALLOY (Johnson Rice): Good afternoon.
MR. ASHERMAN: Hi, Marty.
MR. MALLOY (Johnson Rice): Just looking, I'm trying to look forward to some of the factors that might impact cash flows as you look out into '15. I guess there will still be some runoff of the advanced payments on the nuclear units. If I just take the consensus operating income out there of about a billion-one and assume cash taxes of about 325 million and CAPEX of 100 million, it appears that you all should generate some significant operating cash flow next year. Is there anything I'm missing in terms of factors that I should consider?

MR. BALLSCHMIEDE: No. I think those are the key things, and you're right. What I will call a cash liability for the nuclear projects totals just under 500 million at this point in time, and as Phil mentioned, we have multiple years to go. And while it won't come down pro rata, we're certainly over the hump on essentially using the advance that we were fortunate enough to have on our balance sheet when we acquired them, and at some point in time, that will be more break-even than we've experienced in the last six or seven quarters.
MR. ASHERMAN: And, Marty, I think we're going to be in a position in November at Investor Day to talk about priorities for cash going in 2015 and beyond, so we're formulating that plan now, and we'll be better prepared to talk to you at that point.
MR. MALLOY (Johnson Rice): Okay. And then just on the new order side, Elba Island, is that still expected to come this year? I think you mentioned on the last call, there could be one ethane cracker booking.
MR. ASHERMAN: Well, I will have to check and see if I was that explicit, Marty, but you're well—you're tuned into the market. We could, in fact—it depends on, as with everything, it's timing with the owners, but that job is progressing well. So if the owner can get comfortable with the design and the cost that could happen. We are somewhat optimistic.
Certainly, there is more cracker work out there that we think has a good opportunity to get awarded, and there's some power work out there that we haven't talked about that we're hoping we'll book this year. So our expectations, although we are not guiding to new awards, we talked about some numbers at the beginning of the year. So if you took out that run rate, we think we're in pretty good shape to hit those targets by the end of the year.
MR. MALLOY (Johnson Rice): Okay. Well, thank you. I look forward to hearing more in November.
MR. ASHERMAN: Okay. Thank you, Marty.
TELECONFERENCE OPERATOR: And your next question will come from the line of Jamie Cook with Credit Suisse.
MR. ASHERMAN: Hi, Jamie.
MS. COOK (Credit Suisse): Hey, good evening. Nice quarter.
MR. ASHERMAN: Thank you.
MS. COOK (Credit Suisse): I guess just two quarters, unless I missed it in the prepared remarks, I don't think you narrowed the range of your guidance for '14 on EPS, did you?
MR. ASHERMAN: No. What we said is we expect to hit the expectations, you know, the consensus numbers that we see in the market.
MS. COOK (Credit Suisse): So I guess my point is, based on your guide, there's just—I mean, that's a big guide. You know, that's a lot of variance with only one quarter left to go. So why the variance, or you're just saying we feel comfortable with the consensus? I just want to make sure I'm not missing anything.
MR. ASHERMAN: Yeah. Well, you're reading it right, Jamie. We think the market is reading us very well. We look at the consensus numbers, and we feel like we're in pretty good shape to hit those expectations, both on EPA and revenue.
MS. COOK (Credit Suisse): Okay. And then I guess just my two other questions—sorry to go back to the nuke project again, and I appreciate the color both you—Phil and Ron—gave, but do you have any updated—it's a tough question to ask, but sort of timing on resolution, do you think you'll have some sort of resolution with the customer by the end of next year, or do you think this drags out? And then—
MR. ASHERMAN: Are you talking about the claim with Vogtle?
MS. COOK (Credit Suisse): Yeah.
MR. ASHERMAN: Okay.
MS. COOK (Credit Suisse): And then my last question is, again—and I asked this last quarter, but your stock has come down even more. With both you and Ron on the phone, how are you thinking about capital allocation or share repurchase, just given how much your stock has declined and to provide more confidence, you know, the market confidence in what you view as a longer term earnings power of your company?
MR. ASHERMAN: Sure. Yeah. Well, let me mention just the nukes and the claim.
MS. COOK (Credit Suisse): Sure.
MR. ASHERMAN: When we diligence that portion of the acquisition, it was our view at the time—and what we were hearing from all the stakeholders was that resolution of that claim was fairly imminent.

A lot of changes since then in some management on some of partners associated with that, different views on that, so we're not hopeful that that's going to be resolved by the end of the year, at least we don't know.
Westinghouse has an obligation to lead that discussion with Southern because they are dealing with regulatory design changes, but we're not waiting for that. We're in process of talking to both our consortium partners as well as Southern about improving our cash flows by getting resolution on some of these changes that we're entitled to under the contract, irrespective of this claim.
So we are going to move ahead on that, and hopefully, this thing can get some more discussion going forward as we progress through the year. But we're not waiting on it.
MS. COOK (Credit Suisse): Okay.
MR. ASHERMAN: As far as the priorities, we think about repurchase of stock all the time. We're looking at some ways to look at our portfolio as far as perhaps pruning some assets, getting some proceeds, managing cash, but that's going to be a high priority going into next year. We feel that we're going to be in a good position for next year to look at share repurchases, and we'll be in a better position in November when we talk to you about how we're going to prioritize and perhaps set some targets. But certainly, that would be at the top of the list in terms of priorities for cash going into next year.
MS. COOK (Credit Suisse): All righty. Thank you. And, Ron, welcome back.
MR. BALLSCHMIEDE: Thank you.
MS. COOK (Credit Suisse): Thanks.
MR. ASHERMAN: Thanks, Jamie.
TELECONFERENCE OPERATOR: And your next question will come from the line of Andrew Kaplowitz with Barclays.
MR. KAPLOWITZ (Barclays Capital): Good evening, guys. Nice quarter.
MR. ASHERMAN: Good evening, Andrew.
MR. KAPLOWITZ (Barclays Capital): Hello, Phil. So, Phil, just going back to bookings for a second, you had previously talked about 15 billion in bookings this year as, you know, again, not your guidance, but what you felt comfortable with.
MR. ASHERMAN: Yeah.
MR. KAPLOWITZ (Barclays Capital): And it looks like you're trending a little higher than that through three quarters. So maybe you can talk about, have you booked a little more than you expected this year, and can you talk about what end markets you've performed better in, if you have, or is this just this extra scope that you mentioned on some of the projects? And then can you talk about your confidence level to grow backlog going forward over the next year or so and/or at least maintain bookings momentum? Because we know, obviously, that sales are going to continue to increase.
MR. ASHERMAN: Yeah. I think we talked about—when we talked about specific targets, I think that was around the first quarter or so, and probably what has changed—well, a lot—what didn't change is we met those expectations on the projects that we were forecasting.
Probably, the differential, Andy, is as you said. There were some changes in the scope on some of these LNG jobs that were just getting started. So, under the contracts, those we're allowed to take those in as additional bookings, and those were significant, not necessarily as a percentage of the total spend for those projects, but certainly in the sense of just absolute dollars for new awards.
We also did very well on the underpinning work across the board. Our Technology group, I think you heard say that that could reach a billion dollars in new awards this year. So those things were better than expectations. So we're seeing some good traction, and I think as we go into next year, we feel very good that if timing is our friend for the end of the year, we can book at least to the levels that we discussed and perhaps a little more with good strong backlog going into next year and continue that growth because we still see a lot of opportunities in front of us, all through the United States. There’s a tremendous opportunity in Canada still in front of us. There's LNG work still in front of us throughout those regions, and I think we're going to start looking—and then we've got East Africa and Tanzania and Mozambique. Hopefully, those will be at a place where we can talk about it in the first half next year. So we're pretty optimistic about it.
MR. KAPLOWITZ (Barclays Capital): Okay, that's helpful. And then, Ron, just your guidance on the 4Q cash flow. We assume that it will come from LNG down payments to some extent, and then maybe you can talk about milestone cash on the nuclear projects. Do you expect to start getting some of that now, over the next few quarters, and have you gotten any yet on the milestone side?

MR. BALLSCHMIEDE: Well, let's see. Let's start with the fourth quarter.
Certainly, a significant element of that will be continued performance for—you have to break it into two pieces, right, the nuclear work and the advanced burn-off there and everything else, and certainly, we would expect at least, probably hopefully something better, than we had on the—than everything but nuclear in the fourth quarter. And as I mentioned, we will see a lower amount of nuclear utilization of the advance in the fourth quarter.
We always have collected on milestones. We have some in every quarter on the nuclear projects, and at some point in time, those will still turn around. But, as Phil mentioned, one of the efforts that we're going through with this change in schedule will be to reset milestones to match that schedule, and I think that's probably the time to do that because, certainly, we have been unable to move those heretofore since we acquired Shaw, anyway. So I think we'll have to wait on the 2015 cash flow until we—specifically until we make some progress on that one.
MR. KAPLOWITZ (Barclays Capital): Okay. So, Ron, to be clear, with Cameron and Freeport, that is in or that is not in 4Q in your expectations?
MR. BALLSCHMIEDE: They're in—we would expect those in Q4, yes.
MR. KAPLOWITZ (Barclays Capital): Okay, okay.
MR. BALLSCHMIEDE: And I always want to warn people. It's really not just down payments. It's front-end payments on these projects, because we're out committing for—soon as we get full notice to proceed—and turning dirt today at Cameron is probably a good step. We're out committing for the POs and otherwise, and if it's our obligation, then we want to get the cash in our pockets to cover that obligation. So it's really the first front part of these jobs, not just the initial billing of the down payment, which is sometimes the way it is. Otherwise, it's up-front payments, and you can assume that those up-front payments exceed spend in the first 50 percent of these big hybrid lump-sum jobs.
MR. KAPLOWITZ (Barclays Capital): Got it.
MR. BALLSCHMIEDE: So it will feed us for quite a while.
MR. KAPLOWITZ (Barclays Capital): Got it. And so just going back to one thing you said around the Technology awards, does that give you confidence that you can continue a double-digit growth in Technology? Because it's been a good winner for you here over the last couple of years.
MR. ASHERMAN: Yeah. There is no reason not to believe that, Andy, as we see the opportunities around the world. We can provide technology in places that we may not provide other EPC services or even perhaps steel plate structures at those kind of margins.
But I think what our Technology group has really done well is to grow their business through a variety of ways, whether it be catalysts, whether it be our—
MR. BALLSCHMIEDE: Engineering products.
MR. ASHERMAN: —engineering products, which has done very well in hitting that midstream market. So they've been very creative and expanding their business well beyond just our ability to sell licensing and basic engineering. And then the joint venture with Chevron is just doing tremendously well, so all that is very good.
So we continue to capitalize on those things, and we'll grow that business. And if we see an opportunity to invest that we think that is best return for our shareholders' capital, then we will do that, but we expect that trend to continue.
MR. KAPLOWITZ (Barclays Capital): Thanks, guys.
MR. ASHERMAN: All right.
MR. BALLSCHMIEDE: Thanks, Andy.
TELECONFERENCE OPERATOR: And your next question will come from the line of John Rogers with D.A. Davidson.
MR. ASHERMAN: Hello, John.
MR. ROGERS (D.A. Davidson): Hi. Good afternoon.
MR. ASHERMAN: Good afternoon.
MR. ROGERS (D.A. Davidson): Two things. First of all, one sort of specific, the charges or the provisions you mentioned in the fabrication segment in the third quarter on a bad project, how much was that?

MR. BALLSCHMIEDE: $12 million.
MR. ROGERS (D.A. Davidson): 12 million.
MR. BALLSCHMIEDE: Almost 2 percent of our operating income, which is, you know, Phil's earlier point.
MR. ROGERS (D.A. Davidson): Okay. And, Ron, you're comfortable that's—or, Phil, that that's all cleaned up now?
MR. ASHERMAN: Yeah. Yeah, it's pretty well mitigated. It was an old project that actually, we didn't—and Shaw actually wrote pretty good contracts. This one, they didn't, and when they had an opportunity to come back and start the project up, it wasn't a very good contract in terms of escalators, those type of things. But we're getting around it, and we've identified the cost, and we don't think you'll hear about it again.
MR. ROGERS (D.A. Davidson): Okay. And then the second question I've got is, I guess, a little more for your thoughts, Phil, or from your people. With oil prices coming down some 20 percent, you've been through these cycles before.
MR. ASHERMAN: Oh, yes.
MR. ROGERS (D.A. Davidson): How long do you think it takes customers to sort of readjust expectations? I mean, is there a pause in terms of taking a pencil to projects again? How long does it take for the market to kind of settle out on this?
MR. ASHERMAN: Well, certainly, we've all seen that. We saw that in '09, was probably the most dramatic pause that we've seen in this business in a long time.
MR. ROGERS (D.A. Davidson): But that was a more severe drop.
MR. ASHERMAN: That was very severe.
I think in just the normal roller-coaster of oil prices—first of all, the point I wanted to make is that I think we're pretty well hedged against that in terms of our concentration on the markets that we're in, but we tend to be a little bit countercyclical, even with the roller-coaster prices, because the work we're doing is obviously capital that's already been committed.
The only, I think, type of project that we see has immediate impact on that we have in the past with some of these oil prices, if they look like they're going to be sustained for a while, tends to be in the oil sands, because of the operating overhead that those plants have. We saw that the last time, I think, the oil prices dropped for some period of time. The oil sands was an immediate impact—some of the oil sands.
Now, owners like Imperial Oil, Exxon, they have scenarios going well out into the future—and Shell. They continue to invest and invest in capital going forward. So it really just depends.
I think if we had any of our backlog of having any exposure, it could be things like offshore engineering or perhaps refinery expansions, perhaps in some places, but that's not a large part of our backlog. So we've looked at that. We've seen there's been a little exposure right now with the volatility in the oil prices, so we will continue to monitor it very closely, of course.
MR. ROGERS (D.A. Davidson): Okay. I appreciate that. We'll see you in a couple of weeks.
MR. ASHERMAN: Okay. Thanks, John.
MR. BALLSCHMIEDE: Yeah.
TELECONFERENCE OPERATOR: Your next question will come from the line of Chase Jacobson with William Blair.
MR. JACOBSON (William Blair): Hi. Good afternoon.
MR. ASHERMAN: Hello, Chase.
MR. JACOBSON (William Blair): I was just wondering if you could talk about the integration cost a little bit. You know, it's not a huge amount at this point, but just—is that going to continue going here for the future? It's been a year and a half since the acquisition.
MR. BALLSCHMIEDE: I think our objective is to call it quits at the end of the year, not quits with the actions, but I don't think we'll have a run rate that will be big enough to break out separately in 2015.
So we recently finished our new building here in The Woodlands and completed the consolidation in the third quarter. We've got a couple of more things we want to accomplish in the fourth quarter, but into '15, we will drop back to just talk about GAAP numbers.

MR. JACOBSON (William Blair): Okay. The other thing that I was just curious on was on the scope changes that you've been talking about. Can you give any detail as to what that was actually related to on those projects? Does it have to do with changes in scope between the JV partners, or was it a part of the contract where the costs went up and you were able to take that earlier?
MR. ASHERMAN: Well, yeah. This has been a continuing work on all the front end, and as we continue to work and develop design, certainly the estimates and schedules are adjusted continuously all the way up to final approvals. And in those cases, some of those costs, because of some of the front-end delay of these projects, then we had to go back and re-estimate what that additional time was going to cost the owner going forward, and a lot of that was that kind of work, so no major change. There wasn't any change in terms of equipment configuration or any of those type of things. It was really just escalation of some time that we had to add to the price.
MR. BALLSCHMIEDE: Yeah. And when you think about it, the customer contract had that update. The balance of it is where we're doing the scope by ourselves. Think about pipe, and we're supplying pipe to the venture. That's an award for CB&I, and that would be an example of what we're calling some of these scope increases. You have that same thing with some of the site prep that we're doing in our Environmental Group or even some Steel Plate Structure work, et cetera, et cetera. So that's what that is. It's CBI's specific scope being provided to the venture.
MR. JACOBSON (William Blair): Okay. I guess, just the last thing, in terms of overall demand in your markets, Phil, you're still pretty optimistic here.
MR. BALLSCHMIEDE: Yep.
MR. JACOBSON (William Blair): And I don't expect guidance for next year, but just curious as to if you think the mix, the geographic mix will shift back to more international or if it's still going to be pretty North American-heavy as we go over the next—you know, into next year.
MR. ASHERMAN: You know, if you look at our—well, you really got to look at the individual components of our business. If you look at Technology, Fabrication Services, Steel Plate Structures, that will continue to have a broad international footprint. In fact, we plan to expand that footprint for those businesses going into next year. If you look at Engineering and Construction work, however, we see the concentrating of that work will certainly be around North America. The other interesting—and then, of course, East Africa. So if I had to look at the three major chunks for Engineering and Construction work, the continuing work in Australia that we're finishing—we've got backlog there for the next several years—East Africa, Tanzania, Mozambique; and then a very interesting market in the United States, Canada. And we're looking very seriously at how Mexico is developing, too, because we think that's going to be a very interesting market in the next couple of years, and that's how we kind of see deployment of our resources.
MR. JACOBSON (William Blair): Okay, thank you.
MR. ASHERMAN: All right.
TELECONFERENCE OPERATOR: And we do have time for one final question. Your final question will come from the line of Steven Fisher with UBS.
MR. ASHERMAN: Hello, Steven.
MR. RUECKERT (UBS): Hi. This is Cleve Rueckert on for Steve. Thanks for taking my questions and—
MR. ASHERMAN: Glad to have you.
MR. RUECKERT (UBS): —glad you're healthy, Ron.
MR. BALLSCHMIEDE: Thank you.
MR. RUECKERT (UBS): Phil, you touched on it earlier—
MR. BALLSCHMIEDE: A rock star. Thank you.
MR. RUECKERT (UBS): What?
MR. BALLSCHMIEDE: I'm like a rock star. Thank you.
MR. ASHERMAN: Don't encourage him, okay?
[Laughter.]
MR. RUECKERT (UBS): Okay, we'll leave it there.

Phil, you touched on it earlier. We're just wondering, as these ethylene crackers progress, what's the opportunity for derivative plants, and what does that mean for CB&I?
MR. ASHERMAN: Yeah. You know, it's a very good question because we think you've got the question about sustainable backlog and demand and going into the—you know, we look at these curves going, as you do, into '20, well in excess of '20, '25.
The really interesting question where there's abundant energy that we're producing is what happens after in terms of a continuing investment in more derivatives, larger infrastructure to support that, and then large-scale manufacture beyond that. I think that's the very interesting question that we're going to be looking at over the next couple of years as we see these energy sources and these pricings rationalize over the next few years.
So that it's—I don't have an answer for you, but I think it's something that we're going to be watching very carefully, making sure that our talent pool is lined up with those new opportunities, and certainly—and structure our markets, our market approach that way, too. So I think it's a great question. I think it's yet to be determined, but I think it's going to drive that way.
MR. RUECKERT (UBS): Would you agree that that's the next big opportunity in chemicals in North America?
MR. ASHERMAN: My opinion is I would agree with that, because I guess I'm old enough to remember the last cycle of those projects back in the late '70s and '80s, and those were huge CAPEX, huge investments, and I think there's a—I mean, why wouldn't you do that with the price of feedstock? And then with those derivatives and that pricing, why wouldn't that drive large-scale manufacturing?
So I think as far as the economic benefits of what we're seeing now in the production of these new energy resources, I think the future is very bright.
MR. RUECKERT (UBS): Okay, thanks. And then just looking at your current backlog, when do you see peak construction? I guess, particularly in EC&M on what you have currently.
MR. ASHERMAN: We think that's going to occur. It's not a peak in terms of looking like a peak. It's more of a plateau, which we think is going to be probably around 2016 through 2018, at some pretty healthy levels, but we think it's going to plateau there. Then, depending what happens with the power market and some of the others, we may see a bit of a fall-off, but I think we see our numbers pretty healthy through that time frame.
MR. RUECKERT (UBS): Great. Thank you very much.
MR. BALLSCHMIEDE: Thank you.
MR. ASHERMAN: Thank you.
TELECONFERENCE OPERATOR: And that will conclude our question-and-answer portion of today's call. I'll turn the conference back over to our speakers for closing remarks.
MR. ASHERMAN: Thanks. I don't really have any closing remarks. I just look forward to seeing all of you at the Investor Day next month, and with that, we thank you for your time and attention.
TELECONFERENCE OPERATOR: Once again, we'd like to thank you for your participation on today's CB&I third quarter earnings call. You may now disconnect.